Worldwide High Income

Name of the Underwriters

J.P. Morgan Securities,
Morgan Stanley & Co.

Name of Issuer

Philippines Republic

Title of Security

Republic of the Philippines
9.875% 1/15/19

Date of Prospectus

1/7/99

Amount of Total Offering

$500 million

Unit Price

98.318

Underwriting Discount

1.0%

Rating

Ba1/BB+

Maturity Date

1/5/19

Current Yield

10.04%

Yield to Maturity

10.072%

Subordination Features

Pari passu with all other unsecured
and unsubordinated External Indebtedness of the Republic of Philippines


Nature of Political Entity, if any,
including in the case of revenue
bonds, underlying entity supplying
the revenue

Government of the Republic of
the Philippines

Total Par Value of Bonds Purchased

1,100,000

Dollar Amount of Purchases

1,081,498

Number of Shares (bonds) Purchased

1,100 bonds

Years of Continuous Operation

At least 3 years

Percentage of offering Purchased by Fund

 .22%

Percentage of offering Purchased by
Other portfolios of the Trust and other
Investment Companies advised by the Adviser or any sub-adviser

 .70%

Percentage of Funds Total Assets Applied to Purchase

0.90%

Name(s) of Underwriter(s) or Dealer(s) from Whom Purchased

J.P. Morgan Securities

Is the Adviser, any Sub-adviser or any person of which the Adviser or Sub-adviser is an "affiliated person", a Manager or Co-Manager of Offering?

Yes


Were Purchases Designated as Group Sales or otherwise allocated to the adviser, any Sub-adviser or any person of whom the Adviser or Sub-adviser is an "Affiliated person"?

No